Exhibit 4.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXIST.

SECURED PROMISSORY NOTE

$300,000.00	March 13, 2009

FOR VALUE RECEIVED, Options Media Group Holdings, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of GFT Holdings, Inc., a Delaware corporation  (the “Holder”), at 5014 Sanctuary Lane, Boca Raton, FL 33431, or at such other office as the Holder designates in writing to the Company, the principal sum of Three Hundred Thousand and No/100 Dollars ($300,000.00),  together with interest thereon computed at the annual rate of seven percent (7%).   Principal and interest shall be due and payable June 30, 2009.  While in default, this Note shall bear interest at the lesser of (i) the rate of 18% per annum or (ii) such maximum rate of interest allowable under the laws of the State of Florida. Payments shall be made in lawful money of the United States.  This Note is secured by the obligations under that certain Secured Loan Agreement of even date herewith (the “Agreement”).  Capitalized terms used, but not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

1.

Events of Default.  In the event of any failure to pay this Note when due including the prepayment provision of Section 2, or if the Company shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or seeking appointment of a receiver, custodian, trustee or other similar official for it or for all or any substantial part of its assets; or there shall be commenced against the Company, any case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of 30 days; or there shall be commenced against the Company, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 10 days from the entry thereof; or the Company shall make an assignment for the benefit of creditors; or the Company shall be unable to, or shall admit in writing the inability to, pay its debts as they become due; or the Company shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the foregoing; then, or any time thereafter during the continuance of any of such events, the entire unpaid balance of this Note then outstanding, together with accrued interest thereon, if any, shall be and become immediately due and payable without notice of demand by Holder.  This Note is secured by the Agreement and is subject to all of its provisions.

2.

Prepayment.  The Company may prepay the Note and any accrued interest to the date of prepayment without penalty.

3.

Miscellaneous.

(a)

All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment and protest.

(b)

This Note may not be changed or terminated orally, but only with an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification, or discharge is sought with such agreement being effective and binding only upon attachment hereto.

(c)

This Note and the rights and obligations of the Holder and of the undersigned shall be governed and construed in accordance with the laws of the State of Florida.

(d)

The Company shall pay all costs and expenses, including without limitation, attorneys’ fees and disbursements and all court costs (collectively, “Costs”), incurred by the Holder in defending, preserving and/or enforcing (including without limitation, collecting any amounts owed by the Company) its rights or remedies under this Note, including without limitation any Costs incurred in the event a third party makes any claim against the Holder for disgorgement of amounts paid by Company or any Guarantor under this Note, whether as a preference payment or otherwise, and whether or not incurred in any bankruptcy or insolvency case or proceeding or in any workout.

(e)

The Company and each Guarantor agrees to indemnify, defend and hold harmless the Holder, any affiliate, and/or any officer, director and/or employee of the Holder and/or any affiliate from and against all Costs incurred in connection with any claim or claims now existing, hereafter arising and/or hereafter brought and/or threatened by the Maker and any Guarantor or by any other person or entity, in connection therewith, on account of or relating to any relationship and/or dealings with the Company and any Guarantor, including without limitation any person or entity contesting the validity or priority of any security interest and/or other collateral granted to the Holder, or claiming that the Holder must disgorge any amounts received by it under this Note or any Guaranty, whether as a preference payment in Bankruptcy or otherwise.

(f)

The Company and each Guarantor agrees to promptly pay to the Holder and any affiliate the Costs of all legal services rendered to the Holder and/or any affiliate in connection with this Note, including all time, legal fees and expenses, in connection with the review, drafting, preparation for enforcement, negotiation, enforcement, amendment, extension, substitution and/or modification of this Note, any endorsement and/or guaranty thereof, any other instruments securing or otherwise relating to this Note, any other matters relating to the collection of amounts due under this Note and/or realization on any security given to the Holder, any Bankruptcy and/or foreclosure proceedings, procedures and expenses which relate to the Company or any Guarantor and/or any mortgage(s) and/or other security given by the Company or any Guarantor, and all rights and remedies of the Holder, whether now existing and/or hereafter arising against the Company and any Guarantor and/or any security given by the Company and any Guarantor to the Holder, whether or not court proceedings are brought.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be executed as of the date aforesaid.

Options Media Group Holdings, Inc.

By:	/s/ Scott Frohman
Scott Frohman, Chief Executive Officer

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